As filed with the Securities and Exchange Commission on December 5th, 2014

Registration No. 333-121278

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCUR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	601 108th Avenue NE, Suite 1000 Bellevue, Washington 98004	91-1608052
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

1998 Equity Incentive Plan

1998 Employee Stock Purchase Plan

1998 Directors Stock Option Plan

(Full Title of the Plan)

Francis J. Pelzer V

Chief Financial Officer

Concur Technologies, Inc.

601 108th Avenue NE, Suite 1000

Bellevue, Washington 98004

(425) 702-8808

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Horace L. Nash, Esq.

Fenwick & West LLP

801 California Street

Mountain View, CA 9441

(650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

Concur Technologies, Inc. (“Company”) is filing this Post-Effective Amendment No. 2 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and any other securities issuable by the Company, pursuant to the Registration Statement on Form S-8, File No. 333-121278, filed with the U.S. Securities and Exchange Commission on December 15, 2004, pertaining to the registration of 1,570,000 shares of Common Stock for issuance under the 1998 Employee Stock Purchase Plan, 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan.

Effective on December 4, 2014, pursuant to the Agreement and Plan of Merger, dated as of September 18, 2014, by and among the Company, SAP America, Inc., a Delaware corporation (“Parent”), and Congress Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (“Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to deregister all of such securities of the Company registered under the Registration Statement that remained unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, State of Washington, on the 5th day of December, 2014. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CONCUR TECHNOLOGIES, INC.

By:	/s/ Francis J. Pelzer V
	Name:	Francis J. Pelzer V
	Title:	Chief Financial Officer